EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our audit report dated May 15, 2009 for the year ended March 31, 2009 of Intelimax Media Inc. in the Company’s Registration Statement on Form S-8 pertaining to the “2009 Stock Compensation Plan and 2009 Stock Option Plan”.

/s/ SATURNA GROUP LLP

SATURNA GROUP CHARTERED ACCOUNTANTS LLP

Vancouver, Canada

December 11, 2009